Exhibit 2.3

CREDIT FACILITY

EXECUTION VERSION

THIS Agreement dated as of the 20th day of March 2015

BETWEEN	WESTERN URANIUM CORPORATION, a company incorporated under the laws of the Province of Ontario, Canada, with its shares listed on the Canadian Stock Exchange and having offices at Suite 500, 365 Bay Street, Toronto, Ontario, Canada M5H 2V1 (‘WUC’ or the ‘Lender’)

And	BLACK RANGE MINERALS LIMITED, an Australian company whose shares are listed on the Australian Securities Exchange under the symbol BRL and having offices at Suite 9, 5 Centro Avenue, Subiaco, WA 6008 ( ‘BRL’ or the ‘Borrower’).

WHEREAS WUC and BRL have entered into a Letter of Intent dated January 29, 2015 (the ‘LOI’) pursuant to which WUC has expressed an interest in undertaking a transaction pursuant to which WUC will obtain all the outstanding shares of BRL pursuant to a Scheme of Arrangement or similar business combination (the ‘Transaction’);

WHEREAS in connection with the furtherance of the Transaction the Borrower has requested that the Lender provide a secured line of credit facility as and by way of loan to the Borrower for the purpose of paying certain expenses and payables approved by the Lender as more fully set out in this agreement;

AND WHEREAS in consideration of the premises and in consideration of the security provided pursuant to this agreement the Lender has agreed to provide the Credit Facility to the Borrower in accordance with this agreement subject to the following terms and conditions:

1.	Amount: AU $450,000 (the ‘Credit Facility’).

2.	Interest: 8% per annum calculated on the amount of the loan drawn down and payable on the Principal Repayment Date.

3.	Term: The Credit facility is available beginning on the date of execution of this facility agreement and available for draw down until June 30, 2015 (the ‘Term’).

4.	Repayment of Principal and Payment of Interest: The Borrower shall repay the principal amount of the Loan together with accrued interest thereon at the rate of 8% per annum on the earlier of (i) sixty days after either party gives notice to terminate the Transaction as provided in the LOI or the Merger Implementation Agreement (as applicable) (ii) sixty days after the date of the Black Range Shareholder Meeting (as defined in the Merger Implementation Agreement) and (iii) 1 October 2015 (the “Principal Repayment Date”).

5.	Purpose of the Secured Credit Facility: The purpose of WUC providing this credit facility is to enable BRL to make certain payments as set out below and the Borrower may draw down under the Credit Facility to pay:

(a)	certain expenses of the Borrower identified in Exhibit ‘3’ of this Credit Facility subject to the prior written approval for such payments by WUC in accordance with this agreement; or

(b)	the balance of past due amounts as at 1 March 2015 in the amounts set out in Exhibit ‘4’ of this Credit Facility subject to the prior written approval for such payments by WUC in accordance with this agreement.

For the avoidance of doubt, the Borrower must not draw down under the Credit Facility to pay any amounts owing to any director or officer of the Borrower.

6.	Conditions Precedent to Borrowings under the Credit Facility: The Lender shall have no obligation to make Advances under the Credit Facility until such time as the following shall have occurred to the satisfaction of the Lender:

(a)	delivery of a duly executed copy of this Credit Facility;

(b)	delivery of a duly executed copy of the Assignment and Security Agreement as set out in Exhibit ‘1’ hereto;

(c)	delivery of all necessary third party consents required to give effect to the granting of security required to secure the borrowings under the Credit Facility and under the Promissory Note;

(d)	delivery of a duly executed Promissory Note to evidence the borrowings under this Credit Facility as set out in Exhibit ‘2’;

(e)	delivery of a duly executed copy of the definitive Merger Implementation Agreement in respect of the Transaction in the form and substance satisfactory to the Lender;

(f)	delivery of a certificate signed by two directors of the Borrower attaching:

a.	the Borrower’s certificate of incorporation;

b.	the Borrower’s constitutional documents;

c.	extract of minutes of meetings of the Borrower’s board of directors authorizing the entry into, and performance of obligations under, this Credit Facility and the Security Documents and, if applicable, any power of attorney to be granted by the Borrower in relation to this Credit Facility and the Security Documents; and

d.	statements as to solvency, and no breach or contravention of chapter 2E or chapter 2J.3 of the Corporations Act 2001 (Cth); and

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(g)	grant free access to the building in Casper, Wyoming (the ‘Building’) as evidenced by a letter from the Borrower to that effect addressed to George E, Glasier President & CEO of the Lender.

7.	Borrowing: The Borrower may drawdown against this line of credit and may repay and redraw the Loan from time to time during the Term in minimum amounts of $50,000 by providing 2 business days written notice thereof and by delivering by fax or email (a) a signed secured demand promissory note for the amount drawn in the form attached hereto as Exhibit ‘2’ together with (b) a detailed list of payees and the amounts owing to each for approval by WUC. (The Borrower will provide the original promissory note to the Lender by mail).

8.	Tax gross-up

(a)	The Borrower shall make all payments to be made by it under this agreement or a Security Document without any Tax Deduction unless such Tax Deduction is required by law. “Tax Deduction” means a deduction or withholding for or on account of tax from a payment under this agreement or a Security Document.

(b)	The Borrower shall promptly upon becoming aware that the Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.

(c)	If a Tax Deduction is required by law to be made by the Borrower, the Borrower shall pay an additional amount together with the payment so that, after making any Tax Deduction, the Lender receives an amount equal to the payment which would have been due if no Tax Deduction had been required.

9.	Security and Security Documents.

(a)	Security and Security Documents: As security for the due and punctual payment and performance in full of all obligations of the Borrower to the Lender incurred under this secured Credit Facility the Borrower will provide the following:

a.	deliver to the Lender at its address set out above, a pledge of all outstanding shares of its US subsidiary Black Range Minerals Inc. to be held by the Lender as continuing security for the amounts outstanding under this Credit Facility in form and substance satisfactory to the Lender; and

b.	grant and maintain for the benefit of the Lender:

i.	a perfected first lien and security interest on its personal property and assets both present and future and of every nature and kind wherever together with the real property known as the Hansen Project set out in Exhibit ‘5’ (the ‘Secured Property’) to the extent permitted by applicable law, and

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ii.	a Western Australia law governed general security agreement over all of its present and future assets (the 'Australian Security Document'),

(the 'Security Documents' and the 'Security'). The Security shall create security interests in favour of the Lender and the Borrower shall complete all necessary documentation and filings necessary to perfect a first ranking lien and security interest on all the property of the Borrower subject only to permitted liens.

(b)	Security as a Condition Precedent: Unless waived in writing by the Lender as a condition precedent to the Borrower drawing down any amounts under this Credit Facility the Borrower shall have delivered to the Lender, in form and substance satisfactory to the Lender:

a.	the Security Documents and, where applicable in registerable form, together with all funds and other things (including multi-jurisdictional mortgage statement and notices) necessary to register and stamp the Security Documents in each relevant jurisdiction;

b.	all documents and evidence of title to property the subject of the Security, including share certificates for all issued shares held by the Borrower (if any) together with signed blank share transfer forms; and

c.	registration of financing statements by Australian counsel to the Lender on the Personal Property Securities Register.

10.	Covenants of the Borrower Related to the Jonesville Coal Project and Bullen Property (the "Realizable Assets"): The Borrower covenants and agrees to continue its efforts to sell at fair market value the Jonesville Coal Project and the Bullen Property (the "Realizable Assets") and will keep the Lender advised of any developments in this regard. In the event of a sale the Borrower agrees and will apply such proceeds of sale to the repayment of borrowings under this Credit Facility.

IN WITNESS WHEREOF the parties have signed, sealed and delivered this agreement this the ___ day of 2015.

WESTERN URANIUM CORPORATION	BLACK RANGE MINERALS LIMITED
(Lender)	(Borrower)

/s/ Michael Skutezky	/s/ Michael Haynes

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